    As filed with the Securities and Exchange Commission on January 25, 1999

                                               Registration No. 333-
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                ---------------

                                    FORM S-3
                             REGISTRATION STATEMENT

                                     UNDER

                           THE SECURITIES ACT OF 1933

                                ---------------

                            HARVARD INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)

       Delaware                         2522                   21-0715310
(State or other jurisdiction   (Primary Standard Industrial  (I.R.S. Employer
of incorporation organization   Classification Code Number)  Identification No.)

                                ---------------

                                  3 Werner Way
                           Lebanon, New Jersey 08833
                                 (908) 437-4100
              (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                                ---------------

                               Roger G. Pollazzi
                            Chief Executive Officer
                            Harvard Industries, Inc.
                                  3 Werner Way
                           Lebanon, New Jersey 08833
                                 (908) 437-4100
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                ---------------

                                   Copies to:

                           Christopher E. Manno, Esq.
                            Willkie Farr & Gallagher
                               787 Seventh Avenue
                            New York, New York 10019
                                 (212) 728-8000

                                ---------------

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / / ______

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / / ______

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /

                                ---------------

                        CALCULATION OF REGISTRATION FEE

------------------------- --------------------- ---------------------- ----------------------- ----------------------
Title of Each Class of                          Proposed Maximum        Proposed Maximum
Securities to be          Amount to be          Offering Price Per     Aggregate Offering      Amount  of
Registered                Registered            Share(1)               Price(1)                Registration Fee
------------------------- --------------------- ---------------------- ----------------------- ----------------------
Common Stock,
$.01 par value            5,372,298                    $7.625               $40,963,772              $11,387.93
------------------------- --------------------- ---------------------- ----------------------- ----------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low sales prices as reported on the Nasdaq National Market on January 21, 1999.

                                ---------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said
Section 8(a), may determine.

================================================================================

                 SUBJECT TO COMPLETION, DATED JANUARY 25, 1999

PROSPECTUS

                            HARVARD INDUSTRIES, INC.

                       5,372,298 Shares of Common Stock

     The stockholders identified in this Prospectus (the "Selling Stockholders") are offering to sell up to 5,372,298 shares of Common Stock of Harvard Industries, Inc. (the "Company" or "Harvard") See "Selling Stockholders." The Selling Stockholders acquired the shares on or after November 24, 1998 in connection with the consummation of Harvard's Amended and Modified Consolidated Plan under Chapter 11, Title 11 of the United States Bankruptcy Code (the "Plan of Reorganization"). On November 24, 1998, Harvard emerged from bankruptcy and pursuant to the Plan of Reorganization reserved 20,000,000 shares of Common Stock for issuance to certain claimholders under the Plan of Reorganization. Harvard has agreed to register the shares of Common Stock issued to those claimholders who are otherwise unable to sell their shares pursuant to an exemption from registration under the Securities Act of 1933, as amended (the "Securities Act").

     The Selling Stockholders will receive all of the net proceeds from the sale of the shares. These stockholders will pay all underwriting discounts and selling commissions, if any, applicable to the sale of the shares. The Company will not receive any proceeds from the sale of the shares.

     The Selling Stockholders and participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in which event any profit on the sale of the shares by those Selling Stockholders and any commissions or discounts received by those brokers or dealers may be deemed to be underwriting compensation under the Securities Act.

     Harvard's common stock is listed on the Nasdaq National Market under the symbol "HAVA." On January 21, 1999, the last reported sale price of the common stock was $7.75 per share.

     YOU SHOULD CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 6 OF THIS PROSPECTUS BEFORE MAKING A DECISION TO PURCHASE OUR STOCK.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

               The date of this Prospectus is _________ __, 1999.

                               TABLE OF CONTENTS


ABOUT THIS PROSPECTUS.............................................3
WHERE YOU CAN FIND MORE INFORMATION...............................3
THE COMPANY.......................................................4
RISK FACTORS......................................................6
USE OF PROCEEDS..................................................14
SELLING STOCKHOLDERS.............................................14
PLAN OF DISTRIBUTION.............................................15
DESCRIPTION OF CAPITAL STOCK.....................................15
LEGAL MATTERS....................................................18
EXPERTS..........................................................18

                             ABOUT THIS PROSPECTUS

     This Prospectus is a part of a registration statement (the "Registration Statement") that we have filed with the Securities and Exchange Commission (the "SEC") using a "shelf registration" process. You should read both this Prospectus and any supplement together with additional information described under "Where You Can Find More Information."

     You should rely only on the information provided or incorporated by reference in this Prospectus or any supplement. We have not authorized anyone else to provide you with additional or different information. The Common Stock is not being offered in any state where the offer is not permitted. You should not assume that the information in this Prospectus or any supplement is accurate as of any date other than the date on the front of such documents.

     All references in this Prospectus to "Harvard," the "Company," "we," "us," or "our" mean Harvard Industries, Inc. and its subsidiaries.

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information required by the Securities Exchange Act of 1934, as amended (the "Exchange Act"), with the SEC. You may read and copy any document we file at the SEC's public reference rooms located at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at Seven World Trade Center, Suite 1300, New York, New York 10048. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our filings with the SEC are also available to the public on the SEC's Internet web site at http://www.sec.gov.

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC later will automatically update and supersede this information. The following documents filed by Harvard and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering are incorporated by reference in this Prospectus:

     o Harvard's Annual Report on Form 10-K for the fiscal year ended September 30, 1998;

     o Harvard's Current Reports on Form 8-K filed on October 7, 1998, October 30, 1998 and December 3, 1998.

     You may request a copy of these filings, at no cost, by writing or telephoning us at: Harvard Industries, Inc., 3 Werner Way, Lebanon, NJ 08833,
Attn: Phyllis Morais, Telephone: (908) 437-4157.

                                  THE COMPANY

     Because this is a summary, it does not contain all the information about Harvard that may be important to you. You should read the more detailed information and the financial statements and related notes which are incorporated by reference in this Prospectus.

General

     Our corporate name is Harvard Industries, Inc. We are headquartered at 3 Werner Way in Lebanon, New Jersey, and are a direct supplier of components for original equipment manufacturers ("OEMs") producing cars and light trucks in North America. In the fiscal year 1998, 82% of our sales were made to General Motors Corporation ("General Motors"), Ford Motor Company ("Ford") and Chrysler Corporation ("Chrysler").

     On May 8, 1997, we filed a petition for relief under Chapter 11 of the Bankruptcy Code with the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court"). On November 24, 1998 (the "Effective Date"), we substantially completed our First Amended and Modified Consolidated Plan Under Chapter 11 of the Bankruptcy Code dated August 19, 1998 and emerged from bankruptcy.

     While we were in bankruptcy proceedings the Bankruptcy Court appointed a Creditors' Committee. The Creditors' Committee was disbanded on the Effective Date. The Creditors' Committee retained Roger Pollazzi as an automotive industry consultant. Mr. Pollazzi acted in this capacity until November 1997, when, with the support of the Creditors' Committee, the Board of Directors appointed him as our Chief Operating Officer. Prior to such appointment, Mr. Pollazzi had served as Chairman of the Board and Chief Executive Officer of The Pullman Company ('Pullman") from 1992 to 1997.

     Shortly after his appointment, Mr. Pollazzi hired approximately fifteen professionals as employees of Harvard to assist him in analyzing our operations, eliminating on-going negative cash flows associated with cash drains at several of our operations and coordinating and implementing our restructuring efforts. Since the Effective Date, our management team includes, in addition to Roger Pollazzi, who now serves as Chief Executive Officer:

     o James Gray, President of Harvard, an automotive executive who previously ran Tenneco Automotive's European Operations as well as the Clevite division of Pullman;

     o Theodore Vogtman, Chief Financial Officer of Harvard, who has over twenty years of industry experience including serving as Chief Financial Officer of Pullman; and

     o Vincent Toscano, Executive Vice President of Strategic Planning of Harvard, who was formerly the Vice President of Operations at Pullman and has over 21 years of experience in the automotive industry.

The Turnaround Business Strategy

     In connection with our reorganization, our new management team has outlined the following turnaround business strategies (together, the "Turnaround Business Strategy") for restoring our profitability:

     o Close and/or Sell Underperforming Facilities: Since taking over in late 1997, the new management team has closed, sold, or is in the process of selling manufacturing facilities that had a combined negative cash flow of $46.7 million in fiscal 1997.

     o Exit Unprofitable Lines of Business: We are exiting unprofitable lines of business that management believes cannot meet their targeted margins. For example:

               - We ceased production at our Harman subsidiary, exiting the molded plastic and die-cast mirror business,

               - We sold the Greeneville, Tennessee plant of Doehler-Jarvis Greeneville, Inc., and

               - We have signed a letter of intent to divest the Tiffin, Ohio plant of Hayes-Albion Corporation and we are negotiating an agreement to sell the Toledo, Ohio plant of Doehler-Jarvis Toledo, Inc.

     o Diversify Product Mix and Customer Base: We are developing business in those segments of the automotive aftermarket and industrial markets where we can take advantage of our core manufacturing competencies and achieve higher profit margins. We will focus on (1) OEM automotive components (i.e., seat brackets, door modules, steering assemblies); (2) the industrial market (i.e., building components, construction equipment, sealing systems, lawn and garden maintenance machinery); and (3) the automotive replacement parts market (i.e., bumper brackets, torque rods and Class-8 truck components).

     o Invest in Management Information Systems: We are in the process of installing a new software package that will provide increased flexibility and enhance our management's access to operating data on a timely basis. Our management has allocated $16.7 million in fiscal years 1998 and 1999 for this project, which will upgrade our information systems and achieve Year 2000 compliance. We spent approximately $7.7 million for Year 2000 compliance in fiscal 1998 and plan to spend approximately $5.8 million in fiscal 1999.

     o Reduce Purchased Material Costs: Our management has been consolidating our purchasing functions and reducing our supplier base to gain economies of scale and significant discounts from our largest suppliers.

                                 The Financings

     Upon our emergence from bankruptcy, we issued $25.0 million of 14 1/2% Senior Secured Notes due September 1, 2003 (the "Old Notes") and entered into a $115.0 million senior secured credit facility with a group of lenders led by General Electric Capital Corporation (the "Senior Credit Facility" and, together with the Notes, the "Financings"). The Senior Credit Facility provided for up to $50.0 million in term loan borrowings and up to $65.0 million of revolving credit borrowings.

     The combined proceeds from the issuance of the Old Notes and term loan borrowings under the Senior Credit Facility were used to:

     o refinance the senior and junior debtor-in-possession credit facilities that provided financing to the Company while we were in bankruptcy proceedings (together, the "DIP Credit Facilities"),

     o pay administrative expenses due under the Plan of Reorganization and pay related fees and expenses,

     o    provide cash for working capital purposes, and

     o    provide funds for general corporate purposes.

     The $65.0 million revolving credit portion of the Senior Credit Facility will be used to finance working capital and other general corporate purposes.

                                  RISK FACTORS


     You should carefully consider the following risk factors in addition to the other information contained and incorporated by reference in this Prospectus before purchasing our shares. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations.

     This Prospectus contains "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We consider forward-looking statements to be those statements regarding our intentions, beliefs or current expectations with respect to our future operating performance. Forward-looking statements may include, but are not limited to, projections of capital expenditures, plans for future operations, financing needs or plans, compliance with covenants in loan agreements, sales of assets or businesses, plans relating to our products or services, assessments of materiality, predictions of future events, and the ability to obtain additional financing, including our ability to meet obligations as they become due, and pending and possible litigation. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct. The most significant of such risks, uncertainties and other factors are discussed below and you are urged to carefully consider such factors. Additional risks and uncertainties are detailed in our filings with the SEC. We do not have any obligation to update forward-looking statements.

     Important factors that could cause actual results to differ materially from our expectations ("Cautionary Statements") are disclosed in this Prospectus including those accompanying the forward-looking statements used in the "Company" and "Risk Factors" sections. All of our subsequent written and oral forward-looking statements, or statements of persons acting on our behalf, are expressly qualified in their entirety by the Cautionary Statements.

Emergence from Bankruptcy

     We emerged from bankruptcy on November 24, 1998. Our experience in and recent emergence from bankruptcy may affect our ability to negotiate favorable trade terms with manufacturers and other vendors. Our experience in bankruptcy could also have an adverse impact on our ability to secure new purchase orders with current and prospective customers. The failure to obtain favorable terms from suppliers or new business from current and prospective customers could have a material adverse effect on our operations, business or financial condition.

     In particular, the fact that we have been in bankruptcy has had a negative impact on our results of operations and may also negatively affect our ability to win new business in the future. In general, there is a delay of between two to four years after an OEM supplier is awarded a contract to supply components for a new OEM platform to the time when they make sales of the components. During this period of delay, automotive component suppliers must bear considerable design and development costs associated with the new platform. Because of these considerable costs and our having been in bankruptcy, OEMs have been reluctant to award new business to us until we demonstrate that our reorganization has been successfully completed and that our reorganization allows for our long term viability. As a result, we have not been awarded contracts for new platforms that we might otherwise have been able to win had we not been in bankruptcy.

History of Net Losses

     We experienced losses for three of the last five fiscal years. For the fiscal year 1996 we had net losses of $69 million, for the fiscal year 1997 we had net losses of $389 million, and for the fiscal year 1998 we had net losses of $56 million. These losses have been primarily due to operating inefficiencies and, losses associated with our operations that we had designated for sale or wind-down. If we continue to experience net losses, we will be required to find additional sources of financing to fund our operating deficits, working capital requirements, anticipated capital expenditures and financing commitments. The additional financing we need may not be available at the time we require it. In addition, the financing may only be available on terms that we find unacceptable.

Limitation on Use of Net Operating Losses and Built-in Losses; Cancellation of Indebtedness Income

     Under the Internal Revenue Code of 1986, as amended (the "Code"), our use of net operating loss ("NOL") carry forwards against future taxable income is subject to limitation if we experience an "ownership change" as defined in the Code (the "Section 382 Limitation").

     As a result of the implementation of the Plan of Reorganization, we expect to undergo an "ownership change" (generally, a greater than 50 percentage point change in ownership). As a result, our ability to use all of our NOLs (and "recognized built-in losses," if any) in taxable years beginning after the Effective Date (and a portion of the taxable year which includes the Effective
Date) will become subject to the Section 382 Limitation. Under this provision, the income that may be offset by NOL carryovers that occur prior to the Effective Date should generally be limited to the product of:

     (1)  a rate set by the U.S. Treasury Department (5.02% on the Effective
          Date) and

     (2) the lower of (a) the value of the Company's assets immediately prior to the ownership change, determined without regard to liabilities, or
          (b) the aggregate new stock value immediately after the ownership change.

     The Section 382 Limitation may also apply to the use of "recognized built-in losses" to offset other income during the five-year period after the Effective Date. The built-in loss limitation will apply if the excess of our tax basis in our assets over the fair market value of such assets as of the Effective Date exceeds the lesser of $10.0 million or 15% of the fair market value of the assets before the ownership change. Section 382 also limits our ability to take depreciation or amortization charges with respect to its built-in loss assets. The annual limitation on our ability to use our NOLs (and recognized built-in losses, if any) may be significant.

     Cancellation of indebtedness income that arises in a case under the Bankruptcy Code is not includable in gross income but it does reduce tax attributes of the taxpayer, including NOLs. The Plan of Reorganization discharged certain general unsecured claims, in particular the 12% Senior Notes due 2004 and 11 1/8% Senior Notes Due 2005. This discharge will result in the realization of cancellation of indebtedness income, which will reduce our tax attributes by the difference between the fair market value of the consideration paid and the amount of the discharged indebtedness.

Inability to Compare Financial Information

     We will be unable to compare information reflecting our results of operations and financial condition after the Effective Date to prior periods due to:

     (1) the replacement of the management team and the restructuring of our core operations and general and administrative activities;

     (2) our bankruptcy proceedings, including the costs and expenses of these proceedings as well as the effect of settlements of certain related liabilities; and

     (3) our application of Fresh Start Reporting in accordance with AICPA Statement of Position 90-7, "Financial Reporting by Entities in Reorganization under the Bankruptcy Code" (SOP 90-7).

     Under SOP 90-7, our equity will be restated at "reorganization equity value," a value which was determined by the financial advisors to the Creditors' Committee under the Plan of Reorganization. In addition, because we have been in a restructuring phase and have continued to incur costs and expenses relating to our bankruptcy proceedings, the results of operations since May 1997 may not indicate our future performance.

Risks Associated with Execution of the Turnaround Business Strategy

     The Turnaround Business Strategy includes a substantial restructuring of our revenue and customer base. As a result, our value and profitability depend on our ability to successfully implement the Turnaround Business Strategy. Our success will also depend on our ability to do each of the following in a timely manner:

     o    terminate existing unprofitable contracts and purchase orders;

     o    attract new business or customers;

     o produce and sell new products at projected margins and at competitive prices;

     o    attract key new personnel for our manufacturing facilities;

     o dispose of old customer orders, enabling us to utilize capacity for new business efficiently;

     o develop or acquire a distribution network for after-market and industrial products; and

     o appropriately measure the impact of the Turnaround Business Strategy on relations with current customers.

     We cannot assure you that the Turnaround Business Strategy will be successful. Also, we may be unable to operate profitably even if the Turnaround Business Strategy is successfully implemented. If the Turnaround Business Strategy is not successful we may be unable to generate sufficient operating funds to pay our outstanding obligations, including principal and interest in respect of the Notes and indebtedness under the Senior Credit Facility. If this is the case, the alternative financing we need may not be available at the time we require it. In addition, that financing may only be available on terms that we find unacceptable.

Substantial Capital Requirements; Capital Expenditure Program

     We operate in an industry which requires significant capital investment. We are also required to make capital expenditures to upgrade our facilities. We believe that our competition will continue to invest heavily to achieve increased production efficiencies and to improve product quality. During the past few years, the Company has put off certain capital expenditures because of financial constraints.

     Our ability to compete in such a competitive environment will depend on our ability to make major capital expenditures over the next several years. These expenditures are necessary to service existing business, enter new markets and remain competitive in existing markets. We had capital expenditures of approximately $25 million in 1998 and forecast capital spending to be $20 million in 1999. Through 2002 (inclusive of 1998), we expect to spend approximately $110 million in capital expenditures. Our ability to make necessary capital expenditures may be adversely affected if (1) we are unable to produce sufficient cash flows from our operations, or (2) we are unable to raise sufficient debt or equity capital on terms that we consider acceptable.

Risks in the Automotive Industry

     We sell primarily to customers in the North American automobile and light truck manufacturing industry. Direct sales of our products to the North American automobile and light truck manufacturing market accounted for approximately:

     o    92% of net sales for the fiscal year ended September 30, 1998;

     o    98% of net sales for our fiscal year ended September 30, 1997;

     o    96% of net sales for our fiscal year ended September 30, 1996; and

     The strength or weakness of the North American automobile and light truck manufacturing industry and events, such as regulatory requirements, trade agreements and labor disputes affect demand for some of our products. One such labor dispute was settled in the third quarter of 1998 after a 54 day strike at General Motors. The General Motors strike reduced our sales revenue by approximately $14 million and reduced our operating income by $5.4 million.

     In addition, automotive sales and production are cyclical and seasonal and depend upon general economic conditions. A decline in automotive production and sales would likely affect the sales of components, tools and services to vehicle manufacturers and their dealerships, and also the sales of components, tools and services to aftermarket customers. Our results of operations and our financial condition may decline if there is a decline in automotive sales and production. In addition, if we fail to respond when demand in the market changes our results of operations could be adversely affected in any given quarter.

Trends that Produce Risk in the Automotive Industry

     In the late 1980's and early 1990's, U.S. automakers made a number of significant changes in their sourcing procedures which have placed greater business and financial risk on us as automotive component suppliers. These changes include:

     o increasing focus on suppliers' costs and improving quality performance;

     o requiring component suppliers to bear a greater proportion of the burden of design and development costs; and

     o consolidating the number of suppliers with which U.S. automakers place purchase orders.

     Some of our products are sold under agreements that require us to provide annual cost reductions to OEMs by certain percentages each year. These reductions come directly through price reductions or indirectly through suggestions for manufacturing efficiencies or other cost savings. If we are unable to generate sufficient cost savings in the future to offset such price reductions, our profit margins could be adversely affected.

     In addition, OEMs are requiring potential suppliers of components to become involved earlier in and share a greater proportion of the costs of the design and development process for new platforms. They are also requiring suppliers to develop integrated systems or modules rather than merely manufacturing separate parts. OEMs expect the component supplier to manage the entire development cycle (a cycle lasting two to four years) of the product or system, including:

     o    design and engineering,

     o    production of prototypes,

     o    design validation,

     o design of tooling and completion of manufactured products and integrated systems of products

     The ability to become involved earlier in the design and development process for new platforms is an important factor in winning new business from the OEMs. This trend places greater pressure on automotive component suppliers and shifts a larger part of the cost of research and development and design and capital outlays for such new platforms and systems onto component suppliers. In addition, this trend has had a relatively greater impact on us than on many of our competitors because of OEMs' reluctance to award new business to the Company due to its emergence from bankruptcy. We may be unable to become involved earlier in the design and development process for new platforms. Even if we are successful in becoming involved earlier in such processes, we may be unable to generate sufficient cash or have financing available to fund the greater costs associated with this effort.

     As a result of all these trends, the automotive supply industry is experiencing a period of significant consolidation. As part of OEMs' efforts to reduce costs and improve quality, U.S. automakers are reducing their supplier base by awarding contracts to full-service suppliers who are able to provide design, engineering and program management capabilities as well as meet cost, quality and delivery requirements. This trend has also resulted in greater competition from larger companies with greater financial and other resources. As a result, if we are unable to have the financial flexibility to make the necessary capital expenditures or to make acquisitions to grow our business, we may be unable to remain competitive and viable in the component supplier industry.

     Finally, foreign automotive manufacturers have gained a significant share of the U.S. market, both from export sales as well as the more recent opening of domestic manufacturing facilities. Between 1985 and 1997, sales of automobiles from foreign car makers with U.S. manufacturing facilities increased from 2.0% to 20.5% of the North American market. The growth of such "transplant" sales has resulted, and will likely continue to result in, a loss of market share for U.S. automakers. As a result, we, and other component suppliers, will experience an adverse effect because most of our current customers are U.S. automakers. Although we plan to solicit additional business from foreign automakers, we may be unsuccessful in doing so or such additional business may fail to make up for lost business that we have already experienced.

Risks Associated with Obtaining Business for New and Redesigned Model Introductions

     We compete for new business at the beginning of the development of new models and upon the redesign of existing models by our major customers. New model development begins two to five years prior to the marketing of such models to the public, with existing business lasting for the model life cycle. To meet the needs of customers with changing products, we need to implement new technologies and manufacturing processes when launching our new products. Moreover, in order to meet our customers' requirements, we may be required to supply our customers regardless of cost. As a result, we may suffer an adverse impact to our operating profit margins. Although our management believes it has implemented manufacturing processes that adapt to the changing needs of our customers, we still may encounter difficulties which could have an adverse affect when implementing new technologies in future product launches.

Reliance on Major Customers

     Our largest customers are General Motors, Ford and Chrysler Corporation ("Chrysler"). For the fiscal year 1998, General Motors accounted for approximately 39% of our consolidated net sales, Ford accounted for approximately 34% of our consolidated net sales and Chrysler accounted for approximately 10% of our consolidated net sales. Our purchase orders from our customers generally provide for supplying the customer's annual requirements for a particular model or assembly plant, rather than for manufacturing a specific quantity of products. These contracts are renewable on a year-to-year basis. If we lose any one of our major customers or suffer a significant decrease in demand for certain key models or a group of related models sold by any of our major customers, it could have a material adverse effect on our results of operations.

Dependence on Key Personnel

     We believe that our future success will depend in large part on the abilities and continued service of our executive officers and other key employees. In particular, this means Roger Pollazzi, who serves as Chairman and Chief Executive Officer and the senior management team. We may be unable to retain the services of Mr. Pollazzi and other key personnel. The loss of any key executive officers or employees, including Mr. Pollazzi, could have a material adverse effect on our business.

Environmental Matters

     Our operations are subject to a variety of local, state and federal laws governing, among other things, emissions to air, discharge to waters and the generation, handling, storage, transportation, treatment and disposal of hazardous substances and other materials. Although we have made and will continue to make significant expenditures relating to our environmental compliance obligations, there may be times when we are not in compliance with all these requirements. We spent $1.7 million in cash in fiscal year 1997 and $0.1 million in cash in fiscal year 1998 on environmental remediation costs and related expenses.

     In connection with historical and current operations involving our use and disposal of hazardous materials, we have been identified as a defendant or potentially responsible party in a variety of environmental matters. These include contractual indemnity and statutory cost recovery litigation involving current and former operating facilities as well as waste disposal sites. We have asserted counterclaims and cross-claims relating to the properties involved and other properties where we believe that the original plaintiffs, as well as other parties, are liable for certain investigative and remedial costs that have been or may be incurred. In addition, we believe that all claims for costs related to off-site disposal or formerly owned properties will be discharged by the bankruptcy.

     We are also conducting remedial activities at certain current and former facilities under governmental orders and private contractual agreements. We have granted access to the Michigan Department of Environmental Quality at our Hayes-Albion Corporation plant in Jackson, Michigan for an investigation of the plant's use and disposal of chlorinated solvents. The investigation is in connection with the Department's evaluation of an area-wide groundwater contamination problem. We may be subject to injunctive orders requiring remediation of this property. In addition, the State of Ohio has filed a complaint in state court in Ohio seeking penalties and injunctive relief arising out of alleged air emission violations at our Tiffin, Ohio facility.

     Furthermore, we are aware of certain currently owned facilities that are not required to be remediated at the present time but that could possibly require remediation activity in the future. We believe we have provided adequate reserves (estimated to be approximately $7.7 million) for our share of potential costs associated with the clean-up of hazardous substances at various sites. However, we cannot assure you that the reserved amounts will be sufficient to satisfy our obligations. Changes in existing environmental laws or their interpretation and more rigorous enforcement by regulatory authorities may give rise to additional expenditures, compliance requirements or liabilities that could have a material adverse effect on our business, financial condition and results of operations.

     Finally, the discovery of additional environmental liabilities related to our historical operations involving the use and disposal of hazardous substances could have a material adverse effect on our business, results of operations or financial condition.

Underfunded Pension Plans

     As reflected in our audited financial statements, we had aggregate unfunded pension liabilities as of September 30, 1998 and 1997 of approximately $17.0 million and $5.7 million, respectively. Approximately $7.4 million of the increase in 1998 is due to a loss related to the shutdown of the Doehler-Jarvis Toledo subsidiary.

     On July 26, 1994, we entered into a settlement agreement (the "PBGC Settlement Agreement") with the Pension Benefit Guaranty Corporation ("PBGC"), under which we were obligated to make contributions to specified underfunded pension plans. All contributions required to be made by the PBGC Agreement have been made. In connection with the Plan of Reorganization, we have entered into a new PBGC Settlement Agreement with the PBGC under which the prior PBGC Settlement Agreement was terminated.

     On November 6, 1998, we disclosed a more than 20% reduction in participation under various pension plans. This was a result of the shut down, during the pendency of the bankruptcy, of the Doehler-Jarvis Toledo operations, the St. Louis, Missouri facility of our Harvard Interiors Manufacturing Company division and the Bolivar, Tennessee facility of Harman Automotive, Inc., as well as the sale of assets of our Greeneville, Tennessee facility of Doehler-Jarvis Greeneville, Inc. We have agreed with the PBGC to amend the new PBGC Settlement Agreement. This amendment says that the PBGC will refrain from exercising certain remedies in connection with the above-described shutdowns and sale of assets.

     We estimate that upon our emergence from bankruptcy, the unfunded liabilities related to defined benefit pension plans will be approximately $17 million. If we are unable to meet our contribution obligations under such plans, the PBGC may seek to terminate the affected plan or plans, thus accelerating payment obligations. Our long-term objective is to fund our entire pension obligation with funds that are generated from operations, although we cannot assure you that this will actually occur.

Liquidity; Absence of a Market for Common Stock

     Although our Common Stock has been listed on the Nasdaq National Market since our emergence from bankruptcy, we cannot assure you that any active trading market will develop or will be sustained for the Common Stock. Even if such a market for the Common Stock develops, it may be subject to disruptions that will make it difficult or impossible for holders of the Common Stock to sell shares at a time they would like, and they may be unable to sell them at all.

Shares Eligible for Future Sale; Registration Rights

     Future sales of Common Stock or the availability of Common Stock for future sale could adversely affect the market price of the Common Stock. For example, sales of substantial amounts of Common Stock or the perception that such sales may occur, could adversely affect prevailing market prices for the Common Stock.

     An aggregate of 20,000,000 shares of Common Stock were reserved for issuance under the Plan of Reorganization. Pursuant to Section 1145 of the Bankruptcy Code, all these shares of Common Stock are freely tradeable without registration under the Securities Act, except for shares that are issued to an "underwriter" (as defined in Section 1145(b) of the Bankruptcy Code) or that are acquired by an "affiliate" of the Company. The Selling Stockholders may be deemed to be "underwriters." These Selling Stockholders have entered into a Registration Rights Agreement with us which requires us to use our reasonable best efforts to file, cause to be declared effective and keep effective for three years or until all their shares of Common Stock are sold, a "shelf" registration statement (the "Shelf Registration"). This Prospectus is a part of the Registration Statement that is the Shelf Registration. Future sales of Common Stock by the Selling Stockholders could adversely affect the market price of the Common Stock. See "Description of Capital Stock--Registration Rights."

Year 2000 Issues

     We are addressing the Year 2000 problem and certain of our information systems are not presently Year 2000 compliant. The Year 2000 issue results from computer programs written with date fields of two digits, rather than four digits, resulting in the inability of the program to distinguish between the year 1900 and 2000. Many of our computer programs that have date-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000.

     If not addressed and completed on a timely basis, failure of our computer systems to process Year 2000 related data correctly could have a material adverse effect on our financial condition and results of operations. Failures of this kind could, for example, lead to: 1) incomplete or inaccurate accounting, 2) inaccurate supplier and customer order processing 3) recording errors in inventories or other assets and 4) disruption of our manufacturing process as well as transactions with third parties. If not addressed, we face the potential risks of financial loss, legal liability and interruption to business.

     We are currently installing a new management information system that will allow our critical information systems and technology infrastructure to be Year 2000 compliant before transactions for the year 2000 are expected.

Many of our systems include new hardware and packaged software recently purchased from large vendors who have represented that these systems are already Year 2000 compliant. We are in the process of obtaining assurances from vendors that timely updates will be made available to make all remaining purchased software Year 2000 compliant. We expect to use both internal and external resources to reprogram or replace and test all of our software for Year 2000 compliance. We commenced the testing of our Year 2000 compliant systems at pilot locations, with an expected Company-wide rollout to occur in the Spring of 1999. The estimated cost for this project is $14 million. We spent approximately $7.7 million for Year 2000 compliance in fiscal 1998 and plan to spend approximately $5.8 million in fiscal 1999.

     We have surveyed our key utilities and suppliers to determine the extent to which we are vulnerable to the failure by these parties to fix Year 2000 compliance issues. We are still in the process of assessing the information they have provided. Failure by such key utilities or suppliers to complete Year 2000 compliance work in a timely manner could have a material adverse effect on certain of our operations. Examples of problems that could result from the failure of these utilities and suppliers to remediate Year 2000 problems include, in the case of utilities, service failures such as power, telecommunications, elevator operations and loss of security access control and, in the case of suppliers, failures to satisfy orders on a timely basis and to process orders correctly.

     Additionally, general uncertainty regarding the success of remediation may cause many suppliers to reduce their activities temporarily as they assess and address their Year 2000 efforts in 1999. This could result in a general reduction in available supplies in late 1999 and early 2000. Our management cannot predict the magnitude of any such reduction or its impact on our financial results. We can give no assurance that the systems of other companies on which our systems rely will be converted in a timely fashion, or that the noncompliance of these systems would not have a material adverse effect on our business, financial condition, competitive position and results of operations.

Competition

     Our industry - manufacturing and supplying components to OEMs - is highly competitive. Our products compete with those of a substantial number of companies, many of which are larger and have greater resources, financial or otherwise. These companies also have not and will not likely suffer the negative effects of having been in bankruptcy. Competitive factors in the market include:

     o    product quality;

     o    customer service;

     o    product mix;

     o    new product design capabilities;

     o    cost;

     o    reliability of supply;and

     o    supplier ratings.

     There can be no assurance that we will be able to compete effectively with these companies in the future or that significant new competitors will not enter the market.

Collective Bargaining Agreements

     As of September 30, 1998, we had approximately 4400 employees. Approximately 42% of our employees are covered by collective bargaining agreements negotiated with 16 locals of 9 unions. These contracts expire at various times through the year 2000. Discussions with various unions regarding new labor agreements or an extension of existing contracts are presently underway. While we believe that our relations with our employees are good, we could experience a material adverse effect on our financial position or operating results as a result of a prolonged dispute with our employees.

Prices and Availability of Raw Materials

     Our major raw materials include aluminum, energy, steel, glass, rubber and paint. We obtain these raw materials from regular commercial sources of supply and, in most cases, from multiple sources. Under normal conditions, we have no difficulty obtaining adequate raw material requirements at competitive prices, and we have not experienced any shortages. Nevertheless, significant increases in raw material prices could have a material adverse effect on our financial condition or results of operations. Historically, we have, and in the future we may, enter into hedging arrangements designed to protect against up and down movement in raw material prices. We also may attempt to offset raw material cost increases by increasing our selling prices. We cannot assure you, however, that we will be successful in using these hedging strategies or that we will be able to obtain selling price increases in the future.

                                USE OF PROCEEDS

     The Company will not receive any of the proceeds from the sale of the shares of Common Stock offered hereby, all of which will be received by the Selling Stockholders.

                              SELLING STOCKHOLDERS

     The following table provides certain information with respect to the Common Stock held by each Selling Stockholder, which information has been furnished to the Company by the Selling Stockholders and other sources and which the Company has not verified. Because the Selling Stockholders may sell all or some part of the Common Stock which they hold pursuant to this Prospectus and the fact that this offering is not being underwritten on a firm commitment basis, no estimate can be given as to the amount of Common Stock that will be held by the Selling Stockholders upon termination of this Offering. See "Plan of Distribution." The Common Stock offered by this Prospectus may be offered from time to time in whole or in part by the persons named below or by their transferees, as to whom applicable information will, to the extent required, be set forth in a Prospectus Supplement.



                          Amount of Common Stock     Amount to be offered for
        Name              owned prior to Offering    Stockholder's Account
        ----              -----------------------    ---------------------


                         [To be provided by amendment.]

                              PLAN OF DISTRIBUTION

     The Company is registering the Common Stock on behalf of the Selling Shareholders. As used herein, "Selling Shareholders" includes donees and pledgees selling shares received from a named Selling Shareholder after the date of this prospectus. The Company will receive no proceeds from this offering. The Common Stock may be sold from time to time to purchasers directly by any of the Selling Stockholders. Alternatively, any of the Selling Stockholders may from time to time, offer the Common Stock through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of Common Stock for whom they may act as agent. The Selling Stockholders and any underwriters, dealers or agents that participate in the distribution of Common Stock may be deemed to be underwriters, and any profit on the sale of Common Stock by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. If the Company is advised that an underwriter has been engaged with respect to the sale of any Common Stock offered hereby, or in the event of any other material change in the plan of distribution, the Company will cause appropriate amendments to the Registration Statement of which this Prospectus forms a part to be filed with the Commission reflecting such engagement or other change. See "Where You Can Find More Information."

     At the time a particular offer of Common Stock is made, to the extent required, a Prospectus Supplement will be provided by the Company and distributed by the relevant Selling Stockholder which will set forth the aggregate amount of Common Stock being offered and the terms of the offering, including the name or names of any underwriters, dealers or agents, any discounts, commissions and other items constituting compensation from the Selling Stockholders and any discount, commissions or concessions allowed or reallowed or paid to dealers.

     The Common Stock may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, or at varying prices determined at the time of sale or at negotiated prices. Such prices will be determined by the Selling Stockholders or by agreement between the Selling Stockholders and underwriters or dealers.

     Under applicable rules and regulations under the Exchange Act any person engaged in a distribution of Common Stock may not simultaneously engage in market-making activities with respect to such Common Stock for a period of nine business days prior to the commencement of such distribution and ending upon the completion of such distribution. In addition to and without limiting the foregoing, each Selling Stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales of any of the Common Stock by the Selling Stockholders. All of the foregoing may affect the marketability of the Common Stock and the ability of any person or entity to engage in market-making activities with respect to the Common Stock.

     Pursuant to the Registration Rights Agreement, the Company is obligated to pay substantially all of the expenses incident to the registration, offering and sale of the Common Stock of the Selling Stockholders to the public other than commissions and discounts of underwriters, dealers or agents. The Selling Stockholders, and any underwriter they may utilize, and their respective controlling person are entitled to be indemnified by the Company against certain liabilities, including liabilities under the Securities Act. See "Description of Capital Stock--Registration Rights Agreement."

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, par value $.01 per share, and 50,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"). Pursuant to the Plan of Reorganization, the Company reserved 20,000,000 shares of Common Stock for issuance to certain holders of allowed claims under the Plan of Reorganization.

Common Stock

     Holders of Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Common Stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of outstanding Preferred Stock. Upon the liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive ratably the net assets of the Company available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. All the outstanding shares of Common Stock are, and the shares of Common Stock to be issued by the Company pursuant to the Plan of Reorganization when issued and paid for will be, fully paid and non-assessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of Preferred Stock that the Company may designate and issue in the future.

Preferred Stock

     The Board of Directors is authorized, subject to any limitations prescribed by law and without stockholder approval, to issue shares of Preferred Stock in one or more series. Each such series of Preferred Stock shall have such rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation privileges as shall be determined by the Board of Directors.

     The purpose of authorizing the Board of Directors to issue Preferred Stock and to determine its rights and preferences is to eliminate delays associated with a stockholder vote on specific issuances and to provide desirable flexibility in connection with possible acquisitions and other corporate purposes. The issuance of any such series may have an adverse effect on the rights of holders of Common Stock. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of Common Stock. In addition, any such issuance could have the effect of delaying, deferring or preventing a change of control of the Company. The Company has no present plans to issue shares of Preferred Stock.

Certain Charter Provisions

     The Company's Certificate of Incorporation contains provisions to indemnify the Company's directors and officers to the fullest extent permitted by the Delaware General Corporation Law (the "DGCL"), including payment in advance of a final disposition of a director's or officer's expenses and attorneys' fees incurred in defending any action, suit or proceeding. The Company believes that these provisions will assist the Company in attracting and retaining qualified individuals to serve as directors.

Section 203 of the Delaware Law

     Generally, Section 203 of the DGCL prohibits certain Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years after the time of the transaction in which the person became an interested stockholder, unless (i) prior to the time of the business combination, the transaction is approved by the board of directors of the corporation, (ii) upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the outstanding voting stock, or (iii) at or after such time the business combination is approved by the board of directors and by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of the corporation's voting stock. A Delaware corporation may "opt out" from the application of Section 203 of the DGCL through a provision in its certificate of incorporation or by-laws. The Company has opted out of Section 203 of the DGCL.

Warrants

     Pursuant to the Plan of Reorganization, holders of shares of Common Stock and Pay-In-Kind Preferred Stock of Harvard prior to its emergence from bankruptcy received warrants (the "Warrants") to purchase up to 631,578 shares of Common Stock of the Company at an exercise price of $41.67 per share of Common Stock. The Warrants are currently exercisable and will remain outstanding until November 23, 2003.

     The exercise price and the number of shares of Common Stock into which the Warrants may be exercisable may, under certain circumstances, be subject to adjustment pursuant to anti-dilution provisions contained in the Warrants.

Registration Rights

     The Company entered into a Registration Rights Agreement, dated as of the Effective Date, with the Selling Stockholders pursuant to which the Company agreed to use its reasonable best efforts to file after the Effective Date a "shelf" registration statement covering shares of Common Stock owned by the Selling Stockholders (the "Shelf Registration"), use its reasonable best efforts to cause the Shelf Registration to be declared effective and to keep such Shelf Registration continuously effective until the earlier of the disposition of all Registrable Securities (as defined in the Registration Rights Agreement) and three (3) years after the initial date of the Shelf Registration; provided, however, that the Company will be permitted to suspend the availability of the Shelf Registration for up to 30 days during any twelve-month period.

     The Company will also effect up to two registrations (the "Demand Registrations") at the request of the Initiating Holders (as defined in the Registration Rights Agreement) or, in the event the Shelf Registration is unavailable, four registrations; provided, however, that no such Demand Registration is required to be effected earlier than 90 days after the effective date of any registration statement (other than the Shelf Registration or a Registration Statement on Form S-4 or Form S-8 (or any successor form thereto)) of the Company, under the Securities Act, covering securities of the same class as any Registrable Securities.

     The Company has the right, in the case of a Demand Registration, to postpone the filing or effectiveness of, or to withdraw, any Registration Statement if in its reasonable judgment, such registration would materially interfere with any material financing, acquisition, corporate reorganization or merger or other transaction involving the Company or any subsidiary thereof; provided, however, that such postponement or withdrawal will last only for so long as such material interference would exist, but in no event for more than 45 days.

     The Company will indemnify and hold harmless each holder ("Holder") of Registrable Securities, its directors, officers, partners, employees, advisors and agents, and each Person who controls (within the meaning of the Securities Act or the Exchange Act) such Holder, to the extent permitted by law, from and against any and all losses, claims, damages, expenses (including, without limitation, reasonable costs of investigation and fees, disbursements and other charges of counsel) or other liabilities resulting from or arising out of or based upon any untrue, or alleged untrue, statement of a material fact contained in any Registration Statement, Prospectus, preliminary Prospectus, notification or offering circular (as amended or supplemented if the Company has furnished any amendments or supplements thereto) or other disclosure document, or arising out of or based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except insofar as the same are caused by or contained in any information furnished in writing to the Company by or on behalf of such the Company expressly for use therein. The Company will also indemnify any underwriters of the Registrable Securities, their officers, directors and employees, and each Person who controls any such underwriter (within the meaning of the Securities Act and the Exchange Act) to the same extent as provided above with respect to the indemnification of the Holders of Registrable Securities.

     Each Holder has agreed to indemnify and hold harmless the Company, any underwriter retained by the Company and their respective directors, officers, employees, advisors, agents and each person who controls (within the meaning of the Securities Act and the Exchange Act) the Company or such underwriter to the same extent as the foregoing indemnity from the Company to the Holders (subject to the proviso to this sentence and applicable law), but only with respect to any information furnished in writing by or on behalf of such Holder expressly for use therein; provided, however, that the liability of any Holder will be limited to the amount of the net proceeds received by such Holder in the offering giving rise to such liability.

Transfer Agent and Registrar; Warrant Agent

     The Transfer Agent and Registrar for the Common Stock is State Street Bank and Trust Company. The Warrant Agent for the Warrants is State Street Bank and Trust Company.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby and certain legal matters will be passed upon for the Company by Willkie Farr & Gallagher, New York, New York.

                                    EXPERTS

     The audited consolidated financial statements of the Company for the year ended September 30, 1998 included in the Company's Form 10-K for the year ended September 30, 1998, incorporated by reference herein, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in giving said report. Reference is made to said report, which includes an explanatory paragraph with respect to the Company's ability to continue as a going concern as discussed in
Note 1 to such consolidated financial statements.

                                    Part II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


Item 14.          Other Expenses of Issuance and Distribution.

     The following table sets forth an estimate of the expenses that will be incurred by the Registrant in connection with the distribution of the securities being registered hereby:

SEC registration fee...............................................$
NASD filing fees...................................................$
Legal fees and expenses............................................$
Accounting fees and expenses.......................................$
Miscellaneous......................................................$

                                                                       --------
Total..............................................................$

                                                                       ========



Item 15.          Indemnification of Directors and Officers.

     Generally, Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") permits a corporation to indemnify certain persons made a party to an action, by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. In the case of an action by or in the right of the corporation, no indemnification may be made in respect of any matter as to which such person was adjudged liable for negligence or misconduct in the performance of such person's duty to the corporation unless the Delaware Court of Chancery or the court in which such action was brought determines that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for proper expenses. To the extent such person has been successful in the defense of any matter, such person shall be indemnified against expenses actually and reasonably incurred by him.

     Section 102(b)(7) of the DGCL enables a Delaware corporation to include a provision in its certificate of incorporation limiting a director's liability to the corporation or its stockholders for monetary damages for breaches of fiduciary duty as a director. Harvard's Amended and Restated Certificate of Incorporation and By-laws that were adopted pursuant to the Plan of Reorganization provide for indemnification of its officers and directors to the full extent permitted under Delaware law.

Item 16.          Exhibits.

Exhibit No.         Description

          2.1 Plan of Reorganization and related Disclosure Statement, filed with the U.S. Bankruptcy Court for the District of Delaware on July 10, 1998 (incorporated by reference to Exhibits 99.1 and 99.2 to the Registrant's Form 8-K filed with the Commission on July 24, 1998 (Commission File No.001-01044)).

          2.2 First Amended and Modified Consolidated Plan of Reorganization dated August 19, 1998, filed with the U.S. Bankruptcy Court for the District of Delaware on August 25, 1998 (incorporated by reference to Exhibit 2.1 to the Registrant's Form 8-K filed with the Commission on October 30, 1998 (Commission File No. 001-01044)).

          3.1(a) Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1(a) to the Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission File No.0-21362)).

          3.1(b) Certificate of Merger of the Registrant (incorporated by reference to Exhibit 3.1(b) to the Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission File No. 0-21362)).

          3.2 By-laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission File No.0-21362)).

          4.1 Form of Common Stock Certificate of the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission File No. 0-21362)).

          4.2 Indenture (including the Form of 14 1/2% Senior Secured Note due September 1, 2003), dated as of November 24, 1998 between the Registrant, the Subsidiary Guarantors and Norwest Minnesota Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.2 to the Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission File No. 0-21362)).

          5.1*      Opinion of Willkie Farr and Gallagher.

          10.1 Settlement Agreement dated as of October 15, 1998, by and among the Registrant, certain of its subsidiaries and the PBGC (incorporated by reference to Exhibit 10.1 to the Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission File No.0-21362)).

          10.2 Registration Rights Agreement, dated as of November 24, 1998, between the Registrant and the signatories listed therein (incorporated by reference to Exhibit 10.2 to the Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission File No.0-21362)).

          10.3 Credit Agreement, dated as of November 24, 1998, between the Registrant, its subsidiaries, General Electric Capital Corporation, as Administrative Agent and the lenders party thereto (incorporated by reference to Exhibit 10.4 to the Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission File No. 0-21362)).

          10.4 Loan Collateral Agreement, dated as of November 24, 1998 by the Registrant anad its subsidiaries in favor of General Electric Capital Corporation, as Administrative Agent (incorporated by reference to Exhibit 10.5 to the Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission File No. 0-21362)).

          10.5 Collateral Agreement, dated as of November 24, 1998, by the Registrant and its subsidiaries in favor of Norwest Bank Minnesota, National Association, as Collateral Agent (incorporated by reference to Exhibit 10.6 to the Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission File No. 0-21362)).

          10.6 Warrant Agreement, dated as of November 24, 1998, between the Registrant and State Street Bank and Trust Company (incorporated by reference to Exhibit 10.7 to the Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission File No. 0-21362)).

          10.7 Harvard Industries, Inc. Nonqualified ERISA Excess Benefit Plan (incorporated by reference to Exhibit 10.20 to the Registrant's Registration Statement on Form S-1 filed with the Commission on August 24, 1995 (File No. 33-96376)).

          10.8 Harvard Industries, Inc. Nonqualified Additional Credited Service Plan (incorporated by reference to Exhibit 10.21 to the Registrant's Registration Statement on Form S-1 filed with the Commission on August 24, 1995 (File No. 33-96376)).

          10.9 Harvard Industries, Inc. 1998 Stock Incentive Plan (incorporated by reference to Exhibit 10.10 to the Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission File No. 0-21362)).

          21 List of subsidiaries of the Company (incorporated by reference to Exhibit 21 to the Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission File No. 0-21362)).

          23.1      Consent of Arthur Andersen LLP, Independent Accountants.

          23.2      Consent of PricewaterhouseCoopers LLP, Independent
                    Accountants.

          23.3 Consent of Willkie Farr & Gallagher (included in their opinion filed as Exhibit 5.1).

          24 Powers of Attorney (contained in the signature pages hereto).

---------
     *  To be filed by amendment.

Item 17.          Undertakings.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of Harvard pursuant to the provisions in Item 15 above, or otherwise, Harvard has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in such act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Harvard of expenses incurred or paid by a director or officer or controlling person of Harvard in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Harvard will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in such act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;

         (i)  To include any prospectus required by Section 10(a)(3) of the Act;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

        (iii) To include any material information with respect to the Plan of Distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in Lebanon, State of New Jersey, on January 25, 1999.


                                               HARVARD INDUSTRIES, INC.

                                               By:   /s/ Roger G. Pollazzi
                                                     ---------------------------
                                               Name:   Roger G. Pollazzi
                                               Title:  Chief Executive Officer


                               POWER OF ATTORNEY

         We, the undersigned directors and officers of Harvard Industries Inc., do hereby severally and individually constitute and appoint Roger G. Pollazzi and D. Craig Bowman, and each of them, as our true and lawful attorneys and agents, to do any and all things and acts in our names in the capacities indicated below and to execute any and all instruments for us and in our names in the capacities indicated below which said persons may deem necessary or advisable to enable Harvard Industries, Inc. to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the offering contemplated by this Registration Statement on Form S-3, including specifically, but not limited to, power and authority to sign for us or any of us in our names in the capacities indicated below and any and all amendments, including post-effective amendments to this Registration Statement and any Rule 462(b) registration statement or amendments thereto; and we hereby ratify and confirm all that said persons shall do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


           Signature                                  Title                                Date
           ---------                                  -----                                ----

/s/ Roger G. Pollazzi                        Chairman of the Board and Chief     January 25, 1999
--------------------------------             Executive Officer
Roger G. Pollazzi                            (Principal Executive Officer)

/s/ Theodore W. Vogtman                      Executive Vice Presient and         January 25, 1999
--------------------------------             Chief Financial Officer
Theodore W. Vogtman                          (Principal Financial Officer and
                                             Principal Accounting Officer)

/s/ Jon R. Bauer                             Director                            January 25, 1999
--------------------------------
Jon R. Bauer

/s/ Thomas R. Cochill                        Director                            January 25, 1999
--------------------------------
Thomas R. Cochill


--------------------------------             Director                            January __, 1999
Raymond Garfield, Jr.

/s/ Donald P. Hilty                          Director                            January 25, 1999
--------------------------------
Donald P. Hilty

/s/ George A. Poole, Jr.                     Director                            January 25, 1999
--------------------------------
George A. Poole, Jr.

/s/ James P. Shanahan, Jr.                   Director                            January 25, 1999
--------------------------------
James P. Shanahan, Jr.

--------------------------------             Director                            January __, 1999
Richard W. Vieser

                                 EXHIBIT INDEX

Exhibit No.           Description

          2.1 Plan of Reorganization and related Disclosure Statement, filed with the U.S. Bankruptcy Court for the District of Delaware on July 10, 1998 (incorporated by reference to Exhibits 99.1 and 99.2 to the Registrant's Form 8-K filed with the Commission on July 24, 1998 (Commission File No.001-01044)).

          2.2 First Amended and Modified Consolidated Plan of Reorganization dated August 19, 1998, filed with the U.S. Bankruptcy Court for the District of Delaware on August 25, 1998 (incorporated by reference to Exhibit 2.1 to the Registrant's Form 8-K filed with the Commission on October 30, 1998 (Commission File No. 001-01044)).

          3.1(a) Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1(a) to the Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission File No.0-21362)).

          3.1(b) Certificate of Merger of the Registrant (incorporated by reference to Exhibit 3.1(b) to the Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission File No. 0-21362)).

          3.2 By-laws of the Registrant (incorporated by reference to Exhibit 3.2 to the Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission File No.0-21362)).

          4.1 Form of Common Stock Certificate of the Registrant (incorporated by reference to Exhibit 4.1 to the Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission File No. 0-21362)).

          4.2 Indenture (including the Form of 14 1/2% Senior Secured Note due September 1, 2003), dated as of November 24, 1998 between the Registrant, the Subsidiary Guarantors and Norwest Minnesota Bank, National Association, as Trustee (incorporated by reference to Exhibit 4.2 to the Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission File No. 0-21362)).

          5.1*      Opinion of Willkie Farr and Gallagher.

          10.1 Settlement Agreement dated as of October 15, 1998, by and among the Registrant, certain of its subsidiaries and the PBGC (incorporated by reference to Exhibit 10.1 to the Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission File No.0-21362)).

          10.2 Registration Rights Agreement, dated as of November 24, 1998, between the Registrant and the signatories listed therein (incorporated by reference to Exhibit 10.2 to the Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission File No.0-21362)).

          10.3 Credit Agreement, dated as of November 24, 1998, between the Registrant, its subsidiaries, General Electric Capital Corporation, as Administrative Agent and the lenders party thereto (incorporated by reference to Exhibit 10.4 to the Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission File No. 0-21362)).

          10.4 Loan Collateral Agreement, dated as of November 24, 1998 by the Registrant anad its subsidiaries in favor of General Electric Capital Corporation, as Administrative Agent (incorporated by reference to Exhibit 10.5 to the Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission File No. 0-21362)).

          10.5 Collateral Agreement, dated as of November 24, 1998, by the Registrant and its subsidiaries in favor of Norwest Bank Minnesota, National Association, as Collateral Agent (incorporated by reference to Exhibit 10.6 to the Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission File No. 0-21362)).

          10.6 Warrant Agreement, dated as of November 24, 1998, between the Registrant and State Street Bank and Trust Company (incorporated by reference to Exhibit 10.7 to the Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission File No. 0-21362)).

          10.7 Harvard Industries, Inc. Nonqualified ERISA Excess Benefit Plan (incorporated by reference to Exhibit 10.20 to the Registrant's Registration Statement on Form S-1 filed with the Commission on August 24, 1995 (File No. 33-96376)).

          10.8 Harvard Industries, Inc. Nonqualified Additional Credited Service Plan (incorporated by reference to Exhibit 10.21 to the Registrant's Registration Statement on Form S-1 filed with the Commission on August 24, 1995 (File No. 33-96376)).

          10.9 Harvard Industries, Inc. 1998 Stock Incentive Plan (incorporated by reference to Exhibit 10.10 to the Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission File No. 0-21362)).

          21 List of subsidiaries of the Company (incorporated by reference to Exhibit 21 to the Registrant's Form 10-K filed with the Commission on January 13, 1999 (Commission File No. 0-21362)).

          23.1      Consent of Arthur Andersen LLP, Independent Accountants.

          23.2      Consent of PricewaterhouseCoopers LLP, Independent
                    Accountants.

          23.3 Consent of Willkie Farr & Gallagher (included in their opinion filed as Exhibit 5.1).

          24 Powers of Attorney (contained in the signature pages hereto).

---------
     * To be filed by amendment.